Exhibit 19.1

CHOWCHOW CLOUD INTERNATIONAL HOLDINGS LIMITED

INSIDER TRADING AND CONFIDENTIALITY POLICY

As adopted by the Board of Directors, effective               , 2025

This Policy confirms procedures which employees and directors of ChowChow Cloud International Holdings Limited (the “Company”) and its subsidiaries must follow. This Policy is subject to modification from time to time as the Board deems necessary or advisable.

1. Prohibition Against Trading on Material Nonpublic Information

During the course of your service at the Company or its subsidiaries, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company stock would be “material”. Information may be significant for this purpose even if it would not alone determine the investor’s decision.

Examples of “material” information include:

●	internal financial information which departs in any way from what the market would expect
●	changes in sales, earnings or dividends
●	an important financing transaction
●	stock splits or other transactions relating to Company stock
●	mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets
●	major management changes
●	sales or purchases by the Company of its own securities
●	major litigation or regulatory developments
●	significant process or product developments
●	gain or loss of a major customer or supplier
●	major transactions with other companies or entities, such as joint ventures or licensing agreements
●	the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results
●	a major cybersecurity incident

Note that this list is merely illustrative and not exhaustive.

“Nonpublic” information is any information which has not yet been disclosed generally to the marketplace. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by the Company with the U.S. Securities and Exchange Commission, issuance of a press release by the Company or announcement of the information in The Wall Street Journal or other news publication.

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Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Company stock. For the purposes of this policy, a “Trading Day” shall mean any day on which the Nasdaq Stock Market is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the Nasdaq Stock Market is open for trading on Wednesday, persons subject to this policy shall not be permitted to trade in Company stock until Thursday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the Nasdaq Stock Market is open for trading on Monday, persons subject to this policy shall not be permitted to trade in Company stock until Tuesday.

If you are aware of material nonpublic information regarding the Company you are prohibited from trading in Company stock, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 2 of this Policy. You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Company stock. Furthermore, if you learn material nonpublic information about another company with which the Company does business, such as a supplier, customer or joint venture partner, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.

The policy against trading securities when in possession of material nonpublic information applies to all employees, officers and directors of the Company as well as their family members. For purposes of this Policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It also applies to former employees, officers and directors and their family members.

In addition, you and your family members may not, under any circumstances, trade options for, or sell “short,” Company stock.

2. Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that employees and directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under Section 3 of this policy and (iii) adoption of the plan was expressly authorized by the Company’s Chief Executive Officer. Note that trades made pursuant to Rule 10b5-1 plans by executive officers and directors must still be reported to the Chief Executive Officer pursuant to the second paragraph of Section 4 below.

3. Permitted Trading Periods for Non-Rule 10b5-1 Trades

The executive officers and directors and all members of the finance or legal departments, and their family members may only trade Company securities during the period commencing one full Trading Day following a release of quarterly results and ending on the date that is ten Trading Days prior to the end of the subsequent quarter. Nonetheless, as mentioned above, no trade of Company securities may be made during these periods if the person covered by this policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.

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From time to time, upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which some or all executive officers and directors are prohibited from trading in Company securities.

The trading restrictions set forth in this Section 3 do not apply to any trades made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.

4. Preclearance; Reporting Trades

In addition to complying with the prohibition on trading during scheduled and event-specific special blackout periods, the executive officers and directors must first obtain pre-clearance from the Company’s Chief Executive Officer engaging in any transaction in securities of the Company. A request for pre-clearance should be submitted to the Chief Executive Officer at least 48 hours in advance of the proposed transaction. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within 48 hours of receipt of pre-clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in securities of the Company, and should not inform any other person of the restriction.

We require that all executive officers and directors submit to the Company’s Chief Executive Officer a copy of any trade order or confirmation relating to the purchase or sale of Company securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades are properly reported. Your adherence to this policy is vital to your protection as well as the Company’s.

5. Hedging Transactions

Hedging transactions may insulate you from upside or downside price movement in Company stock which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, you and your family members may not enter into hedging or monetization transactions or similar arrangements with respect to Company stock, including the purchase or sale of puts or calls or the use of any other derivative instruments.

6. Margin Accounts and Pledging

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold Company securities in a margin account nor pledge Company securities as collateral for a loan.

7. Duration of Policy’s Applicability.

This Policy continues to apply to your transactions in Company stock or the stock of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in Company stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

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THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TRIPLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER OR CHIEF FINANCIAL OFFICER. PLEASE ALSO SEE FREQUENTLY ASKED QUESTIONS ATTACHED HERETO AS EXHIBIT A. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

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ACKNOWLEDGMENT

The undersigned acknowledges that he/she has read this Insider Trading Policy and agrees to comply with the restrictions and procedures contained herein.

Signature

Name (Please Print)

Date

Exhibit A

Frequently Asked Questions

1. What is insider trading?

A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material, nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material, nonpublic information and you trade, you have broken the law.

2. Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.

3. What is material, nonpublic information?

A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond or other security. This could mean many things – financial results, potential mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public.

4. Who can be guilty of insider trading?

A: Anyone who buys or sells a security while in possession of material, nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Company or its subsidiaries – if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.

5. Does Company have an insider trading policy?

A: Yes.

6. What if I do not work in the U.S.?

A: There is no difference. The policy and law applies to you. Because our common stock trades on a United States securities exchange, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission (the SEC) (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. exchanges) routinely investigate trading in a company’s securities conducted by internationally-based individuals and firms. In addition, as an employee of the Company or its subsidiaries, our policies apply to you no matter where in the world you work.

7. What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee”. If the tippee buys or sells based on that material, nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material, non-public information about the Company and its subsidiaries with anyone outside the Company and its subsidiaries, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about the Company or its subsidiaries or companies with which the Company or its subsidiaries does business.

8. What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

A: That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.

9. What are the penalties if I trade on inside information, or tip off someone else?

A: Anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.

10. What is “loss avoided”?

A: If you sell a common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11. Am I restricted from trading securities of any companies except the Company (for example a customer or competitor of the Company)?

A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at the Company or its subsidiaries, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company or its subsidiaries.

12. So if I do not trade Company securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires, so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

13. So when can I buy or sell my Company securities?

A: According to our policies, if you have material, nonpublic information, you may not buy or sell our common stock until such material nonpublic information has been disseminated in the public market for at least one full Trading Day after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material, nonpublic information, you may not trade in our common stock during any trading “blackout” period. (A list of current blackout periods can be obtained from the Company’s Chief Legal Officer, or if none, the Chief Financial Officer or their designee and additional trading blackout periods may be announced by email.)

14. If I have an open order to buy or sell Company securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?

A: No. If you have any open orders at the time the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.

15. Am I allowed to trade derivative securities of Company? Or, short Company common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly-traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options”. These are different from employee stock options, which are not derivative securities.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.

16. Why does the Company prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.

17. Can I purchase Company securities on margin?

A: Under our policies, you may not purchase our common stock on margin at any time absent specific approval from the Chief Executive Officer.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

18. Why does the Company prohibit me from purchasing Company securities on margin or holding them in a margin account absent specific approval from the Chief Executive Officer?

A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had insider information and you could not or did not supply other collateral, you and the Company may be restricted based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

19. Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the option and receive shares, but you may not sell the shares (other than the sale of shares in a cashless exercise program, including through a broker or in sales other than to the Company) or otherwise settle the option during a trading blackout period or any time that you have material, nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.

20. Am I subject to the trading blackout period if I am no longer an employee of the Company and its subsidiaries?

A: It depends. If your employment with the Company and its subsidiaries ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with the Company and its subsidiaries ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave the Company and its subsidiaries, you should not trade in Company securities if you possess material non-public information. That restriction stays with you as long as the information you possess is material and not released by the Company.

21. Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: Because of the potential for the appearance of impropriety, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material nonpublic information or during a trading blackout period.

22. What if I purchased publicly-traded options or other derivative securities before I became an employee (or contractor or consultant) of the Company or its subsidiaries?

A: The same rules apply as for employee stock options. You may exercise the publicly-traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material, nonpublic information. When you become an employee of the Company or its subsidiaries, you must report to our Chief Legal Officer, or if none, our Chief Financial Officer or their designee that you hold such publicly traded options or other derivative securities.

23. May I own shares of a mutual fund that invests in Company?

A: Yes.

24. Are mutual fund shares holding Company subject to the trading blackout periods?

A: No. You may trade in mutual funds holding our common stock at any time.

25. May I use a “routine trading program” or “10b5-1 plan”?

A: Yes, subject to the requirements discussed in our Insider Trading Policy. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact our Chief Legal Officer, or if none, our Chief Financial Officer or their designee for approval.

26. What happens if I violate our insider trading policy?

A: Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with the Company and its subsidiaries. In addition, you may be subject to criminal and civil enforcement actions by the government.

27. Who should I contact if I have questions about our insider trading policy?

A: You should contact our Chief Legal Officer, or if none, our Chief Financial Officer or their designee.